Exhibit 10.1

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked by a series of asterisks.

RESEARCH, LICENSE AND OPTION
AGREEMENT

between

BIOGENERIX AG

and

NEOSE TECHNOLOGIES, INC.

April 27, 2005

****** - Material has been omitted and filed separately with the Commission.

****** - Material has been omitted and filed separately with the Commission.

RESEARCH, LICENSE AND OPTION AGREEMENT

          This RESEARCH, LICENSE AND OPTION AGREEMENT, dated as of April 27, 2005 (“Agreement”), is made by and between BIOGENERIX AG, a corporation organized under the laws of the Federal Republic of Germany (“BioGeneriX”), and NEOSE TECHNOLOGIES, INC., a Delaware corporation (“Neose”).  BioGeneriX and Neose are sometimes referred to herein, individually, as a “party” and, collectively, as the “parties.”

BACKGROUND

                    A.  Each of BioGeneriX and Neose possesses certain intellectual property rights relating to the development of next generation ****** products.

                    B.  Each of BioGeneriX and Neose has a development program relating to one or more ******-based products.

                    C.  Neose and BioGeneriX believe that a research program that applies certain intellectual property of Neose to ****** product under development by BioGeneriX will be in their mutual and individual best interests.

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1.       Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

                    1.1    “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement.  Without limiting the foregoing, the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of an entity, shall be deemed to constitute control.

                    1.2    “BioGeneriX” means BioGeneriX.

                    1.3    “BioGeneriX Improvements” means any Research Technology constituting Improvements made, conceived or reduced to practice solely by BioGeneriX except, in each case, for any Neose Improvements.

                    1.4    “BioGeneriX Technology” means any existing or future (i) Patent Rights owned or controlled by BioGeneriX in the Territory relating to the development or manufacture of ******, (ii) know-how, trade secrets, technical information, formulae, processes and data owned or controlled by BioGeneriX that relate to the composition, design, remodeling, development, manufacture or use of ******, (iii) the rights of

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BioGeneriX in and to any trademark designated for use with the Product anywhere in the Territory, whether pending, allowed or registered, and (iv) all rights of BioGeneriX in and to any Improvements related to ******; in each case, to the extent BioGeneriX has the right to license or sublicense any such right to Neose.

                    1.5    “BLA”  means a Biologics License Application (or any successor application) filed with the FDA with respect to the Next Generation ******, or any comparable filing made with a regulatory authority outside the United States.

                    1.6    “Calendar Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1 of each year.

                    1.7    “******” means ******_  produced in ******.

                    1.8    “CMO” means a third-party, if any, selected by BioGeneriX to ****** under a contract between such third-party and BioGeneriX, all in accordance with this Agreement.

                     1.9    “Confidential Information” has the meaning set forth in Section 13.

                    1.10  “Effective Date” means the date of execution of this Agreement by both parties.

                    1.11  “EMEA” means the European Agency for the Evaluation of Medicinal Products.

                    1.12  “******”  ******.

                    1.13  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

                    1.14  “FDA” means the U.S. Food and Drug Administration.

                    1.15  “Field” means any and all ****** indications.

                    1.16   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                    1.17  “Improvements”  means any and all developments, discoveries, inventions, additions, amendments, modifications, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, conceived, developed or reduced to practice, that improve or beneficially change, or enhance the economic and/or technical attributes of, any know-how or Patent Rights or any process, device or composition.

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                    1.18  “******” means ****** produced in ******.

                    1.19  “Joint Improvements” means Improvements jointly owned by the parties, if any, as determined in accordance with Section 5.2.3.

                    1.20  “Joint Project Team” means the team established pursuant to Section 3.4, or any successor group appointed by the parties.

                    1.21  “License” means the license to be granted to BioGeneriX as a result of the exercise of the Option by BioGeneriX.

                    1.22  “License Effective Date” means, with respect to the License, the later of (i) the date on which BioGeneriX exercises the Option and (ii) if notification is required to be made under the HSR Act in respect of such grant, the expiration or earlier termination of any notice and waiting period under the HSR Act.

                    1.23  “Neose” means Neose.

                    1.24  “Neose Improvements” means any and all Research Technology (i) constituting Improvements to the Patent Rights owned or controlled by Neose on the Effective Date; (ii) constituting Improvements to the Patent Rights acquired by Neose after the Effective Date and owned or controlled by Neose during the Research Term; (iii) constituting Improvements to know-how owned or controlled by Neose on the Effective Date; and any and all other Improvements made, conceived or reduced to practice using any of the Reagents or in connection with the development and/or manufacture of the Next Generation ******.

                    1.25  “******”  ******.

                    1.26  “Neose Technology”  means any existing or future (i) Patent Rights owned or controlled by Neose in the Territory relating to glycosylation design or remodeling of ****** made using any of Neose’s GlycoAdvance™, GlycoPEGylation™ and GlycoConjugation™ technologies, (ii) know-how, trade secrets, technical information, formulae, processes and data owned or controlled by Neose which relate to the composition, design, remodeling, development, manufacture or use of ******, (iii) the rights of Neose in and to GlycoAdvance™, GlycoPEGylation™ and GlycoConjugation™ and any other trademark, and (iv) all rights of Neose in and to any Improvements related to ******; in each case, to the extent Neose has the right to license or sublicense any such right to BioGeneriX.

                    1.27  “Net Sales” means the invoiced price of the Product charged to an unaffiliated third party purchaser in the Territory, net of returns and rejections, and after deducting, to the extent charged or credited to the purchaser and identified on the invoice or other documentation related to the sale, any sales or similar taxes, packaging charges, freight, insurance, trade and quantity discounts and allowances, rebates and commissions.

****** - Material has been omitted and filed separately with the Commission.

                    1.28  “Next Generation ******” means a molecule remodeled under this Agreement using ****** and Neose Technology, which molecule has ******.

                    1.29  “Option” means the option granted to BioGeneriX in Section 4.1.

                    1.30  “Option Expiration Date” means the ninetieth day after the end of the Research Term.

                    1.31  “Ownership Rights” means any and all right, title and interest under patent, copyright, trade secret and trademark law, or any other intellectual property or other law, in and to any know-how, Patent Rights or Improvements.

                    1.32  “Patent Rights” means any patents or patent applications, including all corresponding foreign patents and patent applications, all divisions, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

                    1.33  “Product” means the Next Generation ******, whether alone or in combination with another active ingredient, that is developed and commercialized in accordance with this Agreement.

                    1.34  “Quarterly Research Report” means a quarterly progress report summarizing the progress of the Research, delivered by Neose to BioGeneriX on or before the last day of each Calendar Quarter during the Research Term.

                    1.35  “Reagents” means the enzymes, nucleotide sugars and sugar-PEGs used or to be used in the GlycoPEGylation process for the Product.

                    1.36  “Reasonable Commercial Efforts”  with respect to a party’s obligation under this Agreement will be deemed satisfied if the party exercises at least the same level of effort to perform such obligation as is customarily exercised by similarly situated parties developing or commercializing their own pharmaceutical products of like potential, with the party having such contractual obligation also having the burden of proof in the event of a dispute over its performance.

                    1.37  “Regulatory Approval” means any marketing authorization (including authorizations approving a BLA) required for a Product in the Territory.

                    1.38   “Research” means the work to be conducted in accordance with the Research Plan.

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                    1.39  “Research Leader” means the person designated from time to time by BioGeneriX or Neose to manage its monitoring or performance of the Research, as provided in Section 3.1.

                    1.41  “Research Deliverables” means the deliverables specified on Exhibit A hereto, as amended from time to time by agreement of the parties.

                    1.42  “Research Plan” means the plan for the Research and related timeline set forth as Exhibit B hereto, as amended from time to time by agreement of the parties.

                    1.43  “Research Technology” means the Patent Rights, know-how and Improvements created by either or both parties during the Research in furtherance of the Research Plan.

                    1.44  “Research Term” means the period during which Neose performs the Research in accordance with the Research Plan, which period is expected to last  approximately twelve (12) months and shall end upon delivery of the Research Deliverables by Neose to BioGeneriX.

                    1.45  “Sublicense” means a sublicense of any or all of BioGeneriX’s rights under the Neose Technology.

                    1.46  “Sublicensee” means a sublicensee under a Sublicense.

                    1.47  “Territory”  means the world.

                    1.48  “******” means the ****** molecule that is produced by or for, and under development by, BioGeneriX.

          2.       Purpose, Scope and Conduct of the Research.

                    2.1    Purpose.  The purpose of the Research is to allow Neose, at the request of BioGeneriX, to apply the Neose Technology to ****** supplied by BioGeneriX in order to identify a lead candidate Next Generation ******, which BioGeneriX may take into preclinical development.

                    2.2    Scope and Duration.  The Research shall be conducted, and the Research Deliverables delivered, in accordance with the Research Plan.

                    2.3    Supply Obligations.  BioGeneriX promptly shall supply to Neose, without cost to Neose, such quantities of ****** as Neose may reasonably request to conduct the Research.  Neose shall supply any other materials necessary for the conduct of the Research.

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                    2.4    Payment for Research.  BioGeneriX shall compensate Neose for performance of the Research by making the following payments to Neose:

                                    2.4.1  an upfront fee of US$******, payable upon the execution of this Agreement, of which (i) $****** has been paid pursuant to the Supply and Option Agreement dated as of January 28, 2005, and (ii) $****** will be paid simultaneously with the execution hereof in connection with the exercise of the option pursuant to such Supply and Option Agreement; and

                                    2.4.2  four quarterly payments of US$******, which quarterly payments shall not exceed US$******in the aggregate, payable within thirty (30) days after receipt of an invoice, as follows:  the first three quarterly payments payable after receipt of a Quarterly Research Report and upon the last day of each of the first three Calendar Quarters ending during the Research Term, respectively, and the fourth quarterly payment payable upon delivery by Neose to BioGeneriX of a report summarizing the Research Deliverables.

                    2.5    Exclusivity.  Except as provided in the next sentence, during the term of this Agreement, the parties shall work exclusively with each other under the terms and conditions of this Agreement on the development of a next generation ****** in the Field. The parties acknowledge and agree that, during the term of this Agreement and otherwise:  (i) ******, which activities may be conducted ******, acting alone or with one or more third party collaborators or licensees; and (ii) ******.

          3.       Management of the Research during the Research Term

                    3.1    Research Leaders.  The Research shall be performed by Neose and monitored by BioGeneriX.  Each party shall appoint a Research Leader to oversee the management of the Research, maintain communication with the Research Leader for the other party, and facilitate the efficient conduct of the Research.  The initial Research Leaders are:  (i) for BioGeneriX, ******; telephone number ******; facsimile number: ******; e-mail address: ******; and (ii) for Neose, ******, telephone number: ******; facsimile number: ******; e-mail address: ******.  A party may designate a new Research Leader at any time, and from time to time, by notice to the other party.

                    3.2    Communications and Records.  It is anticipated that there will be multiple levels of communication relating to the Research among employees of BioGeneriX and employees of Neose.  Each Research Leader will be responsible for maintaining appropriate records of the deliberations and decisions relating to the Research.  A Research Leader may sign any notice or approval on behalf of the party that appointed the Research Leader, subject to any other signing requirements of such party and in conformity with this Agreement.  Until further notice, a party may rely on any notice or approval signed by the Research Leader for the other party.

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                    3.3    Establishment and Responsibilities of Joint Project Team. Promptly following the Effective Date, the parties will establish a Joint Project Team to monitor the activities of the Research Plan during the Research Term.  The Joint Project Team shall carry out the obligations assigned to it under this Agreement or by the Research Leaders, and shall make recommendations to the Research Leaders with respect to its activities.  In particular, from and after the Effective Date, the Joint Project Team shall be responsible for (i) monitoring the Research; (ii) communicating with the Research Leaders regarding the status of the Research; (iii) recommending to the Research Leaders any suggested changes to the Research Plan; (iv) communicating to the Research Leaders the completion of each of the Research Deliverables, and (v) such other activities as may be assigned to it by the Research Leaders.  If the Joint Project Team does not reach a decision on any matter for which it is responsible, the matter will be resolved in accordance with Section 19.

                    3.4    Action by Joint Project Team.  The Joint Project Team shall consist of such number of members and alternate members as the parties may determine from time to time.  Each party shall appoint 50% of the permanent and alternate members of the Joint Project Team.  The members of the Joint Project Team shall include members of senior management of each party.  The members of the Joint Project Team representing a party and present at a meeting shall have one vote, collectively.  No action may be taken at a meeting of the Joint Project Team unless each party is represented by at least one member.  Any changes to the Research Plan may be made only by an amendment of this Agreement signed by each party.

                    3.5    Changes to Joint Project Team.  Each party may remove and replace its representatives on the Joint Project Team at any time, without cause, upon written notice to the other party.  An alternate member designated by a party shall be entitled to participate in the absence of a permanent member designated by such party.  All references to “members” in this Agreement refer to the then permanent members of the Joint Project Team and any alternate member acting in the place of a permanent member.

                    3.6    Meetings.  Regular meetings of the Joint Project Team shall be scheduled by the Research Leaders.  Special meetings of the Joint Project Team may be called by the Research Leaders or by any two or more members, at least one of whom represents each party.  Meetings may be in person or by teleconference or videoconference, and notice of meetings may be by email.  Each party will bear its own costs in connection with the coordination of the Research and the Joint Project Team.

                    3.7    No Waiver.  No action, nor any failure to act, by the Joint Project Team shall alter, amend, waive or otherwise affect the obligations of the parties under this Agreement.

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                    3.8    Selection of Development Partner.  BioGeneriX shall have the sole right to select its partner for the development of the Product, which selection may be made at any time following the exercise of the Option in accordance with Section 4.1.

          4.       Option and Intellectual Property Grants

                    4.1    Option.  Neose hereby grants to BioGeneriX a sole and exclusive right and option to obtain an exclusive license under the Neose Technology to develop and commercialize the Product.  BioGeneriX may exercise the Option by providing written notice of exercise to Neose at any time on or before the Option Expiration Date.

                    4.2    Exclusive License.  Subject to the terms and conditions of this Agreement, Neose hereby grants to BioGeneriX, as of the License Effective Date an exclusive, royalty-bearing license (or sublicense) under the Neose Technology that is useful for the Product in the Field (i) to make, have made, use, sell, offer to sell and import the Product in the Field in the Territory and (ii) to make, have made and use Reagents in the Territory solely for the purpose of making and having made the Product in the Field.  The licenses granted pursuant to this Section 4.2 shall include a right to grant Sublicenses in accordance with Section 4.3.

                    4.3    Sublicense Rights.  Prior to the earlier of entering into a Sublicense or providing a proposed Sublicensee with Confidential Information of Neose, BioGeneriX shall give notice to Neose identifying the proposed Sublicensee.  Any such Sublicense shall be conditioned on the execution by the proposed Sublicensee of an agreement protecting the Confidential Information and intellectual property of Neose, which agreement shall be in form and substance reasonably acceptable to Neose.

                    4.4    Liability.  BioGeneriX shall remain primarily liable to Neose for the performance by each Affiliate and Sublicensee in accordance with the terms and conditions of this Agreement that are applicable to an Affiliate or Sublicensee, as the case may be.

                    4.5    Reservation of Rights.  Neose hereby reserves to itself all right, title and interest in and to the Neose Technology not expressly granted in the License.  Without limiting the foregoing, in no event shall this Agreement be construed to prohibit Neose from engaging in any of the following activities:  (i) practicing the processes, methods and know-how of the Neose Technology in connection with the development and/or commercialization of ******, or in any manner outside the Field, at any time; (ii) practicing the processes, methods and know-how of the Neose Technology in connection with the development of and/or commercialization of Next Generation ****** if BioGeneriX shall not have duly exercised the Option prior to the end of the Research Term; (iii) developing, making, using or selling proteins or Reagents, whether in conjunction with the Neose Technology or otherwise, for any use, except in connection

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with the development of any ****** in the Field; or (iv) entering into and performing agreements with third parties regarding any of the foregoing, including, without  limitation, research agreements, development agreements and licensing agreements.

                    4.6    BioGeneriX Technology.  Subject to the terms and conditions of this Agreement and solely to the extent necessary to enable Neose to carry out its obligations under the Research Plan and in connection with any technical assistance provided at the request of BioGeneriX, BioGeneriX hereby grants to Neose, a non-exclusive, royalty-free, license under the BioGeneriX Technology to use the BioGeneriX Technology for the sole purpose of carrying out its obligations under the Research Plan and to perform any technical assistance requested by BioGeneriX.

                    4.7    No Other Rights or Licenses.  Except for the rights and licenses expressly granted in this Agreement or granted upon the exercise of the Option, nothing in this Agreement shall be deemed to grant to either party, or to any third party, any other rights or licenses, including, without limitation, any implied licenses.

                    4.8    Technology Transfer.  Promptly following the License Effective Date, Neose shall use Reasonable Commercial Efforts to transfer to BioGeneriX the know-how owned or controlled by Neose that is necessary in connection with the exercise by BioGeneriX of its rights under the License, and, to the extent that Neose has the right to transfer such know-how to BioGeneriX, useful in connection with the exercise by BioGeneriX of its rights under the License.  Furtheron, Neose shall transmit all necessary written documentation, including without limitation development reports, of the know-how to BioGeneriX.

          5.      Ownership of Intellectual Property

                    5.1    Intellectual Property Rights.  All Ownership Rights in and to the Neose Technology shall remain at all times with Neose.  All Ownership Rights in and  to the BioGeneriX Technology shall remain at all times with BioGeneriX, subject to the parties’ obligation to assign certain Ownership Rights to the other party under Sections 5.3 and 5.4.

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                    5.2    Improvements

                                    5.2.1  Neose Improvements.  Any and all Neose Improvements shall be owned solely by Neose and shall be deemed to be part of the Neose Technology for the purposes of the Option and the License.  Except as provided in Section 5.4, any and all Research Technology constituting Improvements made, conceived or reduced to practice solely by Neose shall be owned by Neose.

                                    5.2.2  BioGeneriX Improvements.  Except for the Neose Improvements, any Research Technology constituting Improvements made, conceived or reduced to practice solely by BioGeneriX shall be owned by BioGeneriX.

                                    5.2.3  Joint Improvements.  Except as otherwise provided in Section 5.2.1 or 5.2.2, each of Neose and BioGeneriX shall own a one-half undivided interest in any Research Technology constituting Improvements made, conceived, or reduced to practice jointly by Neose and BioGeneriX, whether patentable or not, provided however, that a party shall lose its one-half undivided interest in any Patent Rights included in Joint Improvements with respect to which it does not fund patent prosecution and maintenance costs, as provided in Section 5.5.

                    5.3    Assignment by BioGeneriX.  To the extent that BioGeneriX may obtain or retain any Ownership Rights in any Neose Improvements, BioGeneriX hereby irrevocably assigns and transfers, and agrees to assign and transfer, to Neose any and all such Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all such Ownership Rights.  With respect to any Ownership Rights that BioGeneriX is required to assign and transfer to Neose under this Section 5.3, at the request of Neose and at Neose’s expense, either before or after the termination of this Agreement, BioGeneriX shall assist Neose in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming Neose’s title in and to, any such respective Ownership Rights, and BioGeneriX shall provide Neose appropriate documentation evidencing such Ownership Rights.  The assistance of BioGeneriX shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, providing executed license documents, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Neose.  For the purpose of facilitating the above assignments, BioGeneriX agrees that any and all employees and contractors employed or engaged by BioGeneriX and providing any service in connection with the Research, prior to providing such service, shall have agreed in writing to covenants consistent with the covenants of BioGeneriX set forth in this Section 5.3.

                    5.4    Assignment by Neose.  To the extent that Neose may obtain or retain any Ownership Rights in any BioGeneriX Improvements, Neose hereby irrevocably assigns and transfers, and agrees to assign and transfer, to BioGeneriX any and all such

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Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and BioGeneriX shall be entitled to receive and hold in its own name all such Ownership Rights.   With respect to any Ownership Rights that Neose is required to assign and transfer to BioGeneriX under this Section 5.4, at the request and expense of BioGeneriX, either before or after termination of this Agreement, Neose shall assist BioGeneriX in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming the title of BioGeneriX in and to, any such respective Ownership Rights, and Neose shall provide BioGeneriX appropriate documentation evidencing such Ownership Rights.  Neose’s assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, providing executed license documents, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by BioGeneriX.  For the purpose of facilitating the above assignments, Neose agrees that any and all employees and contractors employed or engaged by Neose and providing any service in connection with the Research, prior to providing such service, shall have agreed in writing to covenants consistent with Neose’s covenants set forth in this Section 5.4.

                    5.5    Prosecution ad Maintenance of Patent Rights in Research Technology.  Each party shall have the right, in its sole discretion and at its sole expense, to prepare, file, prosecute and maintain all Patent Rights covering Research Technology that such party solely owns, as determined in accordance with Section 5.  With respect to Joint Improvements, the parties shall meet to determine whether patent protection is appropriate and, if so, in which countries, if any, patent applications claiming such joint inventions and discoveries should be filed.  The parties shall jointly file, prosecute, and maintain, such patent applications, with each party funding one-half of the costs thereof.  Either party may at any time, in its sole discretion, discontinue funding the preparation, prosecution or maintenance of any Patent Rights covering Joint Improvements, in which case the party discontinuing such support shall provide notice thereof to the other party.  The parties shall retain undivided equal interests in and to all Patent Rights covering Joint Improvements for as long as they are sharing the costs of prosecuting and maintaining such Patent Rights.  If a party discontinues funding the preparation, prosecution or maintenance of any Patent Rights covering Joint Improvements, the other party shall, thereafter, have sole rights in and to such Patent Rights.

                    5.6    Use and Sublicensing of Joint Improvements.  Subject to the exclusive Ownership Rights of the parties under this Section 5 and the funding obligations of the parties under Section 5.5, each party shall be entitled to use its rights to Joint Improvements, and to sublicense such rights, without any further consideration to the other party.

          6.      Further Development of Next Generation ****** and Commercialization of the Product

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                    6.1    Responsibilities of BioGeneriX for Commercialization in EU.  From and after the License Effective Date, BioGeneriX shall use Reasonable Commercial Efforts during the term of the License to diligently (i) initiate preclinical development of Next Generation ******, (ii) pursue all approvals and obtain all licenses and permits necessary for the development of Next Generation ****** and commercialization of the Product in the EU; and (iii) market and sell the Product in the EU.  Such activities shall be the sole responsibility of BioGeneriX and shall be conducted at its sole cost and expense.  It is acknowledged and agreed that BioGeneriX may pursue such activities, and meet its obligations under this Section 6.1, with one or more partners.

                    6.2    Commercialization in the United States and Japan.  It is contemplated that BioGeneriX will pursue the development and commercialization of the Product in the United States, Japan and other countries in the Territory selected by BioGeneriX, with one or more partners.  With respect to each of the United States and Japan, if BioGeneriX (acting directly or through a partner) shall not have made the first commercial sale of the Product within two years after the later of ****** (or such other date as the parties shall mutually agree upon in writing) or the expiration of the last key blocking patent in such country, then the licenses granted to BioGeneriX under Section 4 with respect to such country shall be terminable by Neose upon 60 days’ notice, and the parties shall have the rights and obligations set forth in Section 21.1, to the extent applicable. This timeline can be extended by BioGeneriX in written manner solely based on the results of formal FDA requirements proposing the need for a longer development program.

                    6.3    Supply of Reagents.  From and after the License Effective Date, BioGeneriX shall use Reasonable Commercial Efforts during the term of the License to (i) to supply to Neose, upon commercially reasonable terms, such quantities as Neose may reasonably request of any Reagents that are being manufactured by or for BioGeneriX under the License, and (ii) to the extent BioGeneriX cannot supply such quantities to provide to Neose, upon commercially reasonable terms, the know-how owned or controlled by BioGeneriX and/or its CMO that is useful in connection with the commercial-scale production of such Reagents by or for Neose, to the extent that BioGeneriX and/or its CMO has the right to transfer such know-how to Neose.

                    6.4    Technical Assistance.  Upon the reasonable request of BioGeneriX  at any time after the License Effective Date during the term of the License, Neose agrees to provide reasonable technical assistance to BioGeneriX (and/or its CMO) with respect to the further development of Next Generation ******, subject to reimbursement by  BioGeneriX for any such technical assistance based on Neose’s annual full-time-equivalent rate in effect at the time (which rate is now US$****** and shall be fixed, for the purposes of this Agreement, at US$****** until the third anniversary of the Effective Date).

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          7.      Royalties and Milestone Payments

                    7.1    Royalties.  BioGeneriX shall pay royalties to Neose on Net Sales of the Product in the Territory in each calendar year during the term of this Agreement, as follows:

                                    7.1.1  ******% of the portion of Net Sales of the Product in the calendar year up to US$******;

                                    7.1.2  ******% of the portion of Net Sales of the Product in the calendar year greater than US$****** and up to US$******; and

                                    7.1.3  ******% of the portion of Net Sales of the Product in the calendar year greater than US$******.

                    7.2    Milestone Payments.  BioGeneriX shall pay milestone payments in the amounts set forth below, in each case, upon the occurrence of the respective milestone event:

                                    7.2.1    US$****** upon the ******;

                                    7.2.2    US$****** upon the ******;

                                    7.2.3    US$****** upon the ******;

                                    7.2.4    US$****** upon the ******for the Product ******;

                                    7.2.5    US$****** upon the ****** of the Product in ******;

                                    7.2.6    US$****** when ******of the Product in the ******;

                                    7.2.7    US$****** upon ****** of the Product in ******;

                                    7.2.8    US$****** upon the ******;

                                    7.2.9    US$****** upon ****** of the Product in ******;

                                    7.2.10  US$****** when ****** of the Product ******;

                                    7.2.11  US$****** when ****** in the Territory ****** in any calendar year; and

                                    7.2.12  US$****** when ****** in the Territory ****** in any calendar year.

                    7.3    Royalty Reports.  Within forty-five (45) days after the close of each Calendar Quarter, BioGeneriX shall furnish to Neose a written report showing in reasonably specific detail, on a country-by-country basis for the Product:  (i) all Net Sales

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during such quarter expressed in United States Dollars; (ii) the exchange rates used in determining Net Sales in United States Dollars in accordance with Section 11.2; and (iii) royalties payable in United States Dollars based upon such Net Sales during such quarter. According to §14 Section 2, Sentence 2 German UStG, BioGeneriX will give a credit note to Neose.  Payments will be made within 60 days after the end of each quarter.

          8.      Certain Regulatory Matters

                    8.1    Establishment Licenses.  BioGeneriX shall be responsible for complying with all establishment registration requirements and obtaining all other applicable approvals required for its activities in respect of the development of Next Generation ****** and production of the Product.  Neose shall provide reasonable technical assistance to BioGeneriX in respect of these activities, in accordance with Section 6.4.

                    8.2    Regulatory Approvals.  BioGeneriX shall be responsible for obtaining any and all Regulatory Approvals required in the jurisdictions where it intends to develop or commercialize the Product, each of which will be owned by, and registered in the name of, BioGeneriX or its partner.

                    8.3    Meetings with Government Agencies.  BioGeneriX shall promptly furnish to Neose copies of any correspondence with the FDA, EMEA or other government agency that relates to the Neose Technology.

                    8.4    Governmental Inspection.  BioGeneriX shall advise Neose of any governmental visits to, or written or oral inquiries about, any facilities or procedures for the manufacture, storage or handling of the Product, promptly (but in no event later than seven calendar days) after such visit or inquiry, if such visit or inquiry relates to the Neose Technology.  BioGeneriX shall furnish to Neose, within seven days after receipt, a copy of any report or correspondence issued by the governmental authority in connection with such visit or inquiry, purged only of confidential or proprietary information that is unrelated to the Neose Technology.  In addition, to the extent practicable, BioGeneriX shall furnish to Neose, at least five working days prior to sending, a copy of any correspondence proposed to be sent to any governmental authority that is related to the Neose Technology, and shall revise such correspondence to take into account the reasonable suggestions of Neose made during the five-working-day period.

                    8.5    Government Inquiries.  BioGeneriX shall advise Neose of any inquiry, notice or investigation initiated or made by any governmental authority relating to the clinical development, promotion, advertisement, marketing or sale of the Product, if such inquiry, notice or investigation relates to the Neose Technology.  The parties shall cooperate and consult with each other in responding to any such governmental authority.

****** - Material has been omitted and filed separately with the Commission.

                    8.6    Adverse Reactions.  BioGeneriX shall notify Neose of any adverse drug reactions related to the Product, which procedures shall be consistent with the strictest requirements of any jurisdiction where it is developing or commercializing the Product in the Territory.

                    8.7    Recalls and Market Withdrawals.  If at any time (i) any governmental or regulatory authority in the Territory issues a request, directive, or order that the Product be recalled or withdrawn, or (ii) a court of competent jurisdiction orders such a recall or withdrawal in the Territory, or (iii) BioGeneriX determines that the Product should be recalled, BioGeneriX promptly shall notify Neose of such fact and any the reasons therefor.

                    8.8    Compliance with Law.  Each party shall comply with all applicable laws, rules and regulations that are material to the conduct of its activities under this Agreement.

          9.       Trademarks and Labeling.  BioGeneriX shall be solely responsible for the (i) selection, maintenance and use of trademarks to be used for the Product, and (ii) label, package insert, packaging, advertising and promotional materials for the Product.

          10.      Intellectual Property Claims

                    10.1  Defense Proceedings.  If a claim is asserted against a party by a third party alleging infringement of the third party’s intellectual property rights resulting from the development, manufacture, use or sale of the Product, such party shall promptly notify the other party of the claim.  The party against whom the claim has been made shall control the defense of any such claim at its sole cost.  If a claim is asserted against both parties, then the parties shall cooperate with respect to the defense of such claim and shall share the costs thereof equally, or in such other proportions as they may mutually agree.

                    10.2  Third Party Infringements.  If, in the opinion of a party, any patent, trademark or other right included in the Neose Technology, the BioGeneriX Technology or any other Joint Improvements has been infringed by a process and/or product of a third party in the Territory, that party shall give notice of such infringement to the other party. The party owning the infringed right may, at its discretion and expense, take such steps as it deems necessary or desirable to prosecute such infringement.  If the party owning the right does not bring suit or take other appropriate action within 90 days after receiving notice of such infringement, the other party shall have the right, but not the obligation, to bring suit or take other appropriate action with respect to the infringed right, at its own expense and risk. The party owning the infringed right shall duly cooperate with the party bringing suit or taking action in order to enable the latter to do so. If the right consists of Joint Improvements not owned solely by a party, the parties shall determine the appropriate procedures for handling the alleged infringement.

****** - Material has been omitted and filed separately with the Commission.

                    10.3  Settlement of Claims.  Neither party may settle a claim described in this Section 10 without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement.

                    10.4  Allocation of Awards.  All monetary damages awarded to the parties in any action against a third party under this Section 10 shall be used first to reimburse the costs incurred by the party or parties prosecuting or defending such action, and any excess shall be allocated as follows: (i) any amount that is attributable to a Product within the Territory shall be treated as Net Sales, and (ii) any amount that is explicitly attributable to a subject matter other than the Product shall be remitted to the party who owns the intellectual property at issue.

                    10.5  Cooperation.  In conducting the defense or prosecution of any claim described in this Section 10, each party shall consult with and keep the other party informed of the status of the action.  Upon reasonable request, a party shall assist the persons controlling the defense or prosecution of an infringement claim, at the cost of the requesting party.

          11.     Payments

                    11.1  Place of Payment.  All payments to Neose under this Agreement shall be made by wire transfer in immediately available funds in US dollars to the account designated in writing by Neose from time to time.

                    11.2  Currency Conversion.  If Net Sales are received in a currency other than U.S. dollars, Net Sales shall be computed using the average of the conversion rates of the non-U.S. currency into U.S. dollars published in The Wall Street Journal during the Calendar Quarter for which Net Sales are reported.

                    11.3  Late Payments.  Payments hereunder shall be deemed paid as of the day on which they are received at the account designated pursuant to Section 11.1.  Any payment which is not paid within 30 days after it becomes due shall accrue interest thereon from such date until the date of its payment in full at three (3) percentage points over the per annum interest rate published as the “Prime Rate” in The Wall Street Journal, but in no event shall such rate exceed the maximum rate permitted by applicable law.

****** - Material has been omitted and filed separately with the Commission.

          12.          Books, Records and Accounting

                         12.1  Maintenance of Records.  BioGeneriX shall maintain complete and accurate books of account in accordance with generally accepted accounting principles, in sufficient detail to allow Net Sales to be verified.  BioGeneriX shall retain such records for at least five years.

                         12.2  Access and Inspection.  Neose shall have reasonable access to the books and records of BioGeneriX relating to the development of Next-Generation ****** and commercialization of the Product.  Neose, at its own expense and upon reasonable prior notice, shall have the right to have such books and records examined and audited by outside auditors reasonably acceptable to BioGeneriX.  BioGeneriX shall make its relevant books and records available for inspection by the independent auditors of Neose, at the expense of Neose, not more than once each calendar year, upon reasonable prior notice and during normal business hours.  The independent auditors shall report to Neose only whether or not the reports submitted by BioGeneriX are accurate for the period covered and the details concerning any identified discrepancies.  If any such audit reveals an underpayment, BioGeneriX shall promptly pay to Neose the amount of such underpayment.  If any such underpayment exceeds 10% of the amount due, BioGeneriX shall pay the entire expense of such audit within 20 days after invoice.  Any inspection of the books and records of BioGeneriX shall be conducted subject to the confidentiality obligations under Section 13.

          13.          Confidentiality.

                         13.1  Obligations of Receiving Party.  Each party and its representatives will maintain in confidence any information relating to this Agreement that is received from, or owned by, the other party that is confidential or proprietary (the “Confidential Information”) and will use the Confidential Information only for purposes of this Agreement, including but not limited to third party manufacturing and commercialization of the Product.  Except as expressly provided in this Agreement, the parties shall not at any time during their access to the Confidential Information or at any time thereafter, use or permit others to use any of the Confidential Information for any purpose, except as may be necessary to perform their obligations under this Agreement.  The foregoing obligations shall not apply to, and the definition of “Confidential Information” does not include any information that:

                                        13.1.1  is now, or in the future becomes, public knowledge other than through any acts or omissions of the receiving party;

                                        13.1.2  is required to be disclosed pursuant to applicable laws, rules, regulations, government requirement or court order (provided, however, that the receiving party shall promptly advise the furnishing party of its notice of any such requirement or order and shall cooperate with the furnishing party’s reasonable efforts to limit such disclosure);

****** - Material has been omitted and filed separately with the Commission.

                                        13.1.3  the receiving party can demonstrate by written records was  known by it before receipt from the furnishing party; or

                                        13.1.4  is received by the receiving party from another person or entity that is under no obligation of confidentiality to the furnishing party to keep the same confidential.

                         13.2  Injunctive Relief.  Both parties agree that it would be impossible or inadequate to measure and calculate the other party’s damages from any breach of the covenants made in Section 13.1.  Accordingly, the receiving party agrees that if it breaches any of such covenants, the furnishing party will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement.  Both parties further agree that no bond or other security shall be required in obtaining such equitable relief.

          14.          Certain Representations, Warranties and Covenants.  Each party represents and warrants to the other that:

                         14.1  it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

                         14.2  it has the corporate power and authority to execute, deliver and perform this Agreement;

                         14.3  the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and this Agreement is binding and enforceable against such party in accordance with its terms;

                         14.4  the execution, delivery and performance of this Agreement by it (i) do not conflict with, or constitute a breach or default under its organizational documents or any law, order, judgment or governmental rule or regulation applicable to it, and (ii) do not and will not conflict with, or constitute a breach or default under or require any consent or approval not obtained under, any provision of any material agreement, contract, commitment or instrument to which it is a party;

                         14.5  subject to Section 23, to its knowledge, it is not required to obtain the consent or approval of any third party to perform its obligations under this Agreement;

****** - Material has been omitted and filed separately with the Commission.

                         14.6  it shall use Reasonable Commercial Efforts to maintain in full force and effect its licenses from third parties that are included as of the Effective Date in the BioGeneriX Technology or the Neose Technology, as the case may be, and shall notify the other party promptly if it receives a notice of default or termination of any such rights; and if such maintenance is not possible or practicable in any case, it shall use best efforts to assist the other party in obtaining such license rights directly from its licensor;

                         14.7  in the case of BioGeneriX, it owns all intellectual property rights included as of the Effective Date in its license to Neose under Section 4.6 and has the right to transfer the ****** to Neose for the purpose of performing the Research; and in the case of Neose, it has owns or has the right to sublicense any licensed rights included in the Neose Technology.

                         14.8  in the case of Neose,  it has obtained from ****** (the “Licensors”), the Licensor’s agreement that, in the event the license agreement between Neose and such Licensor is terminated, such Licensor will enter into an agreement granting to BioGeneriX a nonexclusive license in the Field of any Patent Rights included in the Neose Technology and licensed by such Licensor to Neose.

          15.          No Inconsistent Agreements.  Neither party shall enter into any oral or written agreement after the Effective Date that would be inconsistent with its obligations under this Agreement or deprive the other party of the benefits of this Agreement in any substantial respect.

          16.          Disclaimer, Indemnification and Insurance

                         16.1  No Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING NEXT GENERATION ****** OR THE TECHNOLOGY LICENSED, OR TO BE LICENSED, BY IT TO THE OTHER PARTY.   WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, QUALITY OR USEFULNESS OF THE TECHNOLOGY OR THE PRODUCT.

                         16.2  Indemnification by Neose.  Neose shall indemnify, defend and hold harmless BioGeneriX, and its employees, officers, directors and agents (each, a “BioGeneriX Indemnified Party”) from and against any and all third party claims, suits, losses, obligations, damages, deficiencies, costs, penalties, liabilities (including strict liabilities), assessments, judgments, amounts paid in settlement, fines, and expenses (including court costs and reasonable fees of attorneys and other professionals) (individually and collectively, “Losses”) resulting from or arising in connection with (i) the breach by Neose of any of its representations, warranties or covenants contained in

****** - Material has been omitted and filed separately with the Commission.

Section 14 or 15, and (ii) any claim by a third party alleging that the use of the Neose Technology infringes upon the Patent Rights of such third party.  Notwithstanding the foregoing, Neose shall have no obligation to indemnify, defend or hold harmless a BioGeneriX Indemnified Party for any Losses to the extent that such Losses were caused by (i) the negligence, unlawful act or willful misconduct of any of the BioGeneriX Indemnified Parties, or (ii) a breach by BioGeneriX of any of its representations, warranties or covenants set forth in Section 14 or 15.

                         16.3  Indemnification by BioGeneriX.  BioGeneriX shall indemnify, defend and hold harmless Neose, and its employees, officers, directors and agents (each, a “Neose Indemnified Party”) from and against any and all Losses resulting from or arising in connection with (i) the breach by BioGeneriX of any of its representations, warranties or covenants set forth in Section 14 or 15, (ii) the promotion, distribution, use, testing, marketing, sale, or other disposition of the Product, and (iii) any claim by a third party alleging that the use of the BioGeneriX Technology in the Research, or the manufacture, sale or use of the Product by or for BioGeneriX infringes upon the Patent Rights of such third party, except to the extent such claims arise solely as a result of the use of Neose Technology in accordance with the License.  Notwithstanding the foregoing, BioGeneriX shall have no obligation to indemnify, defend or hold harmless a Neose Indemnified Party for any Losses to the extent that such Losses were caused by (i) the negligence, unlawful act or willful misconduct of any of the Neose Indemnified Parties, or (ii) a breach by Neose of any of its representations, warranties or covenants set forth in Section 14 or 15.

                         16.4  Indemnification Procedure.  Each party shall provide prompt written notice to the other of any actual or threatened Loss or claim therefor of which the other becomes aware; provided that the failure to provide prompt written notice shall only be a bar to recovering Losses to the extent that a party was prejudiced by such failure.  In the event of any such actual or threatened Loss or claim therefor, each party shall provide the other information and assistance as the other shall reasonably request for purposes of defense and each party shall receive from the other all necessary and reasonable cooperation in such defense including, but not limited to, the services of employees of the other party who are familiar with the transactions or occurrences out of which any such Loss may have arisen.  The indemnifying party shall keep the indemnified party reasonably informed of the progress of any claim, suit or action under this Section 16.4 and the indemnified party shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the indemnifying party shall have the sole right to control the defense of settlement thereof.  Notwithstanding the foregoing, the indemnifying party shall not be liable for any amounts due as a result of settlement or compromise or admission of liability by the indemnified party except as otherwise agreed in advance in writing by the indemnifying party.

****** - Material has been omitted and filed separately with the Commission.

                         16.5  Consequential Damages.  EXCEPT FOR DAMAGES PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS (WHICH MAY INCLUDE LIABLITY FOR CONSEQUENTIAL DAMAGES OWED BY THE INDEMNIFIED PARTY TO A THIRD PARTY), NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES SUFFERED BY SUCH OTHER PARTY AND ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), INCLUDING, WITHOUT LIMITATION, LOST PROFITS, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          17.          Publications

                         17.1  Public Announcement of Agreement.  Each party shall be entitled to announce the signing of this Agreement in substantially the form attached as Exhibit C, and, otherwise, with the prior written consent of the other party, which shall not be unreasonably withheld.  The parties acknowledge and agree that neither party may disclose the identity of the protein that is the focus of the Research except in compliance with Sections 13 and 17.2.2.

                         17.2  Other Publicity

                                        17.2.1  Certain Neose Publications.  Neose shall have the right to use the results of Research for scientific and promotional publication purposes, with the prior written consent of BioGeneriX, which may be withheld only as reasonably necessary to protect confidentiality and Patent Rights.

                                        17.2.2  Procedures.  Except as otherwise provided in Section 17.1, the parties shall consult with each other and coordinate all publicity concerning the existence and terms of this Agreement and the activities and progress of the Research and the further development of Next Generation ****** and commercialization of the Product.  A party shall not disclose the confidential terms of this Agreement to any third parties without the prior written consent of the other party.  The foregoing prohibition shall not apply to the extent that any disclosure is (i) of information in the public domain other than through the fault of the disclosing party or its employees, licensees, agents or subcontractors, in violation of this Agreement, (ii) believed in good faith to be required to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction (including any securities laws applicable to a party), in which event the disclosing party shall use all reasonable efforts to advise the other party in advance of the need for such disclosure, or (iii) made, under confidentiality, to a recipient who is a licensor, licensee or potential licensor or licensee and to whom such disclosure is reasonably required to define the scope of rights which could be granted to the recipient without violating the terms of this Agreement.

****** - Material has been omitted and filed separately with the Commission.

          18.          Standstill.  BioGeneriX agrees that, ******, except with the written consent of the Board of Directors of Neose, BioGeneriX shall not:  (i) increase its beneficial ownership of Common Stock of Neose to a number of shares representing ******% or more of the outstanding shares of Common Stock of Neose at any time without the prior written consent of Neose; (ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of Neose or any of its subsidiaries; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of Neose or any of its subsidiaries; or (iv) otherwise act, whether alone or in concert with others, to seek to propose to Neose, any subsidiary of Neose or any of their stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with Neose or any of its subsidiaries or otherwise seek or propose to influence or control the management or policies of Neose.

          19.          Dispute Resolution

                         19.1  By Senior Officers.  If any dispute arises under this Agreement which cannot be resolved expeditiously by the Joint Project Team after due consideration, the matter shall be submitted to the Chief Executive Officer of BioGeneriX and the Chief Executive Officer of Neose for resolution.  If the two executives can not resolve the dispute to their mutual satisfaction within 30 days, the dispute shall be referred to arbitration under Section 19.2 below.

                         19.2  Arbitration

                                        19.2.1  Except as otherwise provided, all disputes arising between Neose and BioGeneriX under this Agreement that have not been resolved in accordance with Section  19.1 shall be settled by arbitration conducted in accordance with the procedures of the International Chamber of Commerce (“ICC”). The version of the arbitration rules which are in force when the dispute occurs shall be decisive. The arbitration tribunal shall have one arbitrator, who shall be selected from the panels of the ICC by agreement of the parties, provided, however that if the parties cannot agree on the  arbitrator, the arbitration tribunal shall consist of three arbitrators, one selected by Neose, one selected by BioGeneriX, and the third selected by the other two arbitrators. The arbitration tribunal may also decide on the validity of the arbitration agreement. The place of the arbitration tribunal shall be London, United Kingdom. The arbitration proceedings, orders and writs shall be in the English language.

                                        19.2.2  Any award rendered by the arbitrators shall be binding upon the parties hereto and shall be final.  Judgment upon the award may be entered in any court of record of competent jurisdiction.

****** - Material has been omitted and filed separately with the Commission.

                                        19.2.3  Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless otherwise ordered by the arbitrators.

          20.          Term and Termination

                         20.1  Term.  The Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Section 20, shall expire on a country-by-country basis upon the expiration of the last to expire patent included in the Neose Technology.

                         20.2  Termination By BioGeneriX.  This Agreement may be terminated by BioGeneriX at any time after the end of the Research Term, effective upon 60 days written notice to Neose.

                         20.3  Termination by Neose.  This Agreement may be terminated by Neose upon 90 days written notice to BioGeneriX based upon the occurrence of any of the situations described in Sections 20.3.1 through 20.3.3 if the situation has not been remedied within the 90-day period.

                                        20.3.1  ******, or such later date as the parties may mutually agree upon in writing within 90 days after the end of the Research Term.

                                        20.3.2  ******, or such later date as the parties may mutually agree upon in writing within 90 days after the end of the Research Term.

                                        20.3.3  ******, or such later date as the parties may mutually agree upon in writing within 90 days after the end of the Research Term. This timeline can be extended ******in written manner solely based on ******.

                                        20.3.4  ******.

With respect to the dates set forth in Sections 20.3.1 through 20.3.3, if BioGeneriX duly exercises the Option, the parties shall meet promptly after the end of the Research Term to determine whether the dates in each such section are reasonable in view of all the facts and circumstances available at that time.  With respect to any such date that is determined by the parties not to be reasonable, the parties shall use Reasonable Commercial Efforts to mutually agree upon a reasonable date, which shall be substituted therefor by amendment of this Agreement.  If the parties cannot agree in any such instance, the matter shall be subject to dispute resolution in accordance with Section 19.

                         20.4  Termination Upon Breach.  This Agreement may be terminated by a party upon breach by the other party of ******, the other party in this Agreement if, as a result, the non-breaching party is denied ******and the breach is not substantially cured within 60 calendar days after the non-breaching party gives the breaching party written notice of such breach.

****** - Material has been omitted and filed separately with the Commission.

                         20.5  Termination After Court Order.

This Agreement may be terminated by BioGeneriX as to the Product or any indication if a court or governmental authority of competent jurisdiction in an order or decree restrains or enjoins the development, manufacture or sale of the Product or indication under this Agreement in any material respect.    This Agreement may be terminated by Neose as to the Product or any indication if a court or governmental authority of competent jurisdiction in a final order or decree restrains or enjoins, for any reason other than the infringement by the Neose Technology of the intellectual property of a third party, the development, manufacture or sale of the Product or indication under this Agreement in any material respect.  In either case, if any such order or decree affects the development, manufacture or sale of the Product only in a particular country within the Territory, the termination of this Agreement shall apply only to that country.

                         20.6  Effective Date of Termination.  Unless otherwise provided in this Agreement, termination by either party pursuant to this Section 20 shall be effective on the date of delivery of written notice of termination to the other party hereto.

          21.          Rights and Obligations on Termination

                         21.1  Rights and Obligations of the Parties.  Upon the termination or partial termination of this Agreement for any reason, the License and all Sublicenses shall terminate (on a country-by-country basis in the case of partial termination), and BioGeneriX promptly shall effect the transfer to Neose all of the know-how owned or controlled by BioGeneriX and/or any CMOs that is useful in connection with the commercial-scale production of Reagents by or for Neose, to the extent that BioGeneriX has the right to effect such transfer.  In addition, upon the termination of this Agreement by BioGeneriX under Section 20.2 or by Neose under Section 20.3 or 20.4, or the partial termination under Section 20.5.3, and, in each case, the written notice from Neose to BioGeneriX indicating that Neose elects to continue the development and commercialization of the Product in one or more countries, to the extent that BioGeneriX has the right to do so, BioGeneriX shall effect the grant to Neose of the exclusive right to develop the Next Generation ****** and commercialize the Product, worldwide or in such countries, as the case may be, subject to the payment of ******, as determined in accordance with Section 21.2.  Furthermore, in the case of a partial termination under Section 20.5.3, BioGeneriX shall use Reasonable Commercial Efforts to supply Neose such quantities as Neose may require to commercialize the Product in the country or countries as to which the partial termination shall have occurred, upon commercially reasonable terms and conditions.

****** - Material has been omitted and filed separately with the Commission.

                         21.2  Establishment of Royalties.  Any rights and licenses granted to Neose in accordance with second sentence of Section 21.1 shall be subject to payment to BioGeneriX of ****** in each country or territory, at commercially reasonable rates, to be determined by the parties in good faith, at the time of the grant, taking into account: (i) benchmark ****** in the industry for products (a) at a similar stage of development, (b) being developed for similar indications, and (c) having similar market potential; (ii) the existing and future supply and technology transfer arrangements in the Field between the parties; (iii) ******; and (iv) any other significant factors mutually agreed upon by the parties.  During the 45-day period following notice from Neose’s election to continue the development and commercialization of the Product, the parties shall negotiate in good faith the royalties of the license required to be granted under Section 21.1 and any supply arrangements to be entered into under Section 21.3.  If such royalties and supply arrangements shall not have been established, or such licenses shall not have been effectively granted during such 45-day period, the royalties shall be determined by the dispute resolution procedures set forth in Section 19.

                         21.3  Supply Arrangements.  Promptly after Neose’s election to continue the development and commercialization of the Product, to the extent that BioGeneriX has the right to do so, BioGeneriX shall transfer to Neose, upon request, all Confidential Information in its possession that is necessary for the manufacture, use or sale of the Product, except for one copy that may be retained in its confidential archives.  In addition, upon the request of Neose, BioGeneriX shall use Reasonable Commercial Efforts to supply the Product, or any materials supplied by BioGeneriX, or to transfer to the Neose the technology required to manufacture the Products or required materials, in each case upon commercially reasonable terms.  Neose shall use Reasonable Commercial Efforts to identify a replacement manufacturer or establish a manufacturing facility for the Product, or required materials, in a timely manner.  To the extent that BioGeneriX has the right to do so, BioGeneriX shall use Reasonable Commercial Efforts to enable Neose to assume the business of producing the Product, including, without limitation:  (i) providing all approvals, consents, documents and information that are necessary or desirable to permit Neose to enter into a development or supply agreement with any CMOs on substantially the same business terms as those in then in effect between BioGeneriX and such CMOs; (ii) providing all manufacturing information and descriptions of the applicable technology and processes used by BioGeneriX to manufacture the Product, in sufficient detail to permit Neose to manufacture (or have manufactured) the Product in commercial quantities in an efficient manner; (iii) providing samples of all organisms or other materials and processes used in producing the Product, or required materials; and (iv) providing such training of personnel as may be necessary to permit Neose to manufacture (or have manufactured) the Product.  If for any reason BioGeneriX is not legally permitted to transfer the necessary technology or rights to Neose for these purposes, BioGeneriX will use Reasonable Commercial Efforts to otherwise make available to Neose the benefits of this Section 21.3.

                         21.4  ******.  ******.

****** - Material has been omitted and filed separately with the Commission.

                         21.5  Survival.  Neither party shall be relieved of its obligations to pay any sums of money due or payable or accrued under this Agreement as of the date of its termination.  Sections regarding confidentiality, royalty payments, access and inspection, warranties, indemnification, insurance, standstill, and rights and obligations on termination (including, without limitation, provisions relating to the rights and obligations of the parties under this Section 21), and ****** shall survive the termination of this Agreement.  In addition, any provision required to interpret and enforce the parties’ rights and obligations under this Agreement also shall survive to the extent required for the full observation and performance of this Agreement in accordance with their respective terms.  For the avoidance of doubt, the parties agree that, in the event of termination by BioGeneriX for the material breach of this Agreement by Neose, royalties will not continue to accrue after such termination.

                         21.6  Remedies Not Exclusive.  The termination by either party pursuant to Section 20 shall not prejudice any other remedy that a party might have in law or equity with the exception, however, of claiming compensation for consequential loss or indirect damages resulting from such termination.

          22.          Certain Taxes

                         22.1  Withholding Taxes and VAT.  In the event that any withholding tax is applicable to the payment of royalties or any other payment due by one party to the other party under this Agreement, the party obligated to pay such tax shall be responsible for payment of the tax and shall be entitled to reduce the amount of the respective royalties or other payment due by the amount of such tax paid.  With respect to any VAT, Neose shall pay any VAT imposed by the U.S. tax authorities, and BioGeneriX shall pay any VAT imposed by the German tax authorities.

                         22.2  Evidence of Payment and Assistance.  Each party shall promptly provide the other party such official receipts and other evidence of payment of taxes as the other party may reasonably request.  Each party shall render reasonable assistance in order to allow the other party the benefit of any present or future treaty against double taxation applicable to the activities of the parties under this Agreement.

          23.          Governmental Approval

                         23.1  HSR Filing.  If BioGeneriX exercises the Option or if Neose exercises its rights under Section 21, each party shall make the determination as to whether filing under the HSR Act is required.  If any HSR filing is required, to the extent necessary, each party shall file, as soon as practicable after the date this Agreement is executed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “Report”) required under the HSR Act with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report and to proceed to obtain

****** - Material has been omitted and filed separately with the Commission.

necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act.  Each party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings.

                         23.2  Obligations.  Each party shall use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

                         23.3  Additional Approvals.  Each party will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Agreement.

                         23.4  Termination.  If a Report is required to be filed under the HSR Act, either party hereto may terminate this Agreement by written notice to the other party, if, within one hundred twenty (120) days after a party duly elects to become a Continuing Licensee under this Agreement, approval of the provisions of this Agreement relating to the Continuing Licensee and Continuing Licensor under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby.  If this Agreement is terminated pursuant to this Section 23.4, then, notwithstanding any provision in this Agreement to the contrary, neither party hereto shall have any further obligation to the other party with respect to the subject matter of this Agreement.

                         24.  Miscellaneous

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                         24.1  Entire Agreement.  This Agreement and the Exhibits, Schedules and Appendices hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all previous verbal and written agreements, representations and warranties with respect thereto.  This Agreement may be released, waived, modified or amended only by written agreement signed by the party against whom enforcement of any release, waiver, modification, amendment or other change is sought. The parties are also parties to a Research, Development and License Agreement dated April 26, 2004 which relates to difference subject matter and remains in full force and effect.

                         24.2  Headings; Definitions.  The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to any Section, Exhibit, Schedule or Appendix contained in this Agreement means a Section, Exhibit, Schedule or Appendix to this Agreement unless otherwise stated.  All capitalized terms defined in this Agreement are equally applicable to both the singular and plural forms of such terms.

                         24.3  Force Majeure.  Failure of any party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or place it in breach of any term or condition of this Agreement if such failure is caused by any cause beyond the reasonable control of the nonperforming party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right, provided that the nonperforming party uses all reasonable efforts to limit the effects of the force majeure event.

                         24.4  No Interference with Existing Businesses.  Each of BioGeneriX and Neose acknowledges that the other party is engaged in the business of developing, manufacturing, marketing and selling products and services outside the Field.  Nothing in this Agreement shall prevent either party from continuing to carry on its business or from entering into agreements with third parties outside the Field.

                         24.5  Waiver.  The failure of a party to enforce any breach or provision of this Agreement shall not constitute a continuing waiver of such breach or provision and such party may at any time thereafter act upon or enforce such breach or provision of this Agreement.  Any waiver of breach executed by either party shall affect only the specific breach and shall not operate as a waiver of any subsequent or preceding breach.

                         24.6  No Assignment.  No party may sell, assign, pledge or otherwise dispose of all or any portion of its interest in the Collaboration or right thereto without the prior written consent of the other party, except that any such consent required for any

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such transfer to an Affiliate shall not be unreasonably withheld and no such consent shall be required for any such transfer to a successor to substantially all of the party’s business.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                         24.7  Severability.  If any clause or provisions of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and the remaining provisions of the Agreement shall continue in full force and effect.  The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.

                         24.8  Notices.  Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given when delivered in person or three business days after being delivered to a recognized international courier service (e.g., Federal Express, DHL, UPS), charges prepaid, to the other party, addressed as follows:

If to BioGeneriX:	BioGeneriX AG
High-Tech-Park Neckarau
Janderstrasse 3
D-68199 Mannheim
Germany
Attention: Chief Financial Officer

If to Neose:	Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
USA
Attention: General Counsel

                         24.9  Choice of Law.  This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to provisions for conflicts of law. The UN Convention for International Sale of Goods shall be explicitly excluded.

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                         24.10  Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which, together, shall constitute the same document.

                         IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized representative(s) as of the date first above written.

BIOGENERIX GMBH		NEOSE TECHNOLOGIES, INC.

By:		By:

Name:	Elmar Schäfer	Name:	C. Boyd Clarke
Title:	Chief Executive Officer	Title:	President and CEO

By:

Name:	Klaus Maleck, Ph.D.
Title:	Chief Financial Officer

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Exhibit A

Research Deliverables

•	Identification of lead candidate for preclinical development of Next Generation ******.
•	Research-scale GlycoPEGylation process for lead candidate recommended for preclinical development.
•	Research-scale Reagent process for Reagents used in research-scale GlycoPEGylation process for lead candidate recommended for preclinical development.
•	Research-scale analytical methods for analysis of lead candidate recommended for preclinical development.
•	A referral to a source of supply for each of the research-scale Reagents used during the Research Term in the GlycoPEGylation process for the lead candidate recommended for preclinical development.

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Exhibit B

******

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Exhibit C

Form of Press Release

Neose and BioGeneriX Enter Into Commercial Agreement for Second GlycoPEGylated™ Next Generation Protein

MONTH/DAY/2005, Horsham, PA and Mannheim, Germany.  Neose Technologies, Inc. (Nasdaq NM: NTEC) and BioGeneriX AG, a company of the ratiopharm Group, today announced that they have entered into a research, license and option agreement to use Neose’s proprietary GlycoPEGylation™ technology to develop a long-acting, next-generation version of a currently marketed therapeutic protein.  Neose and BioGeneriX had previously announced a supply and option agreement for this protein.

Under the commercial agreement, Neose will receive further upfront and research payments, and could receive milestone payments totaling up to $61.5 million, as well as royalties on product sales.  BioGeneriX has the right to an exclusive, worldwide license to use Neose’s GlycoPEGylation™ technology to develop and commercialize a long-acting, next generation version of the undisclosed therapeutic protein.

About BioGeneriX
BioGeneriX was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets.  With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners.  For more information, visit its website at www.biogenerix.com.

About the ratiopharm Group
ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand.  The company produces high quality medicines and sells them at low prices.  By doing so, it contributes to cost containment in the healthcare sector.  With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business.  ratiopharm sells 322 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches.  Founded in 1974, ratiopharm is now bringing its business model and experience to international markets.  It is already active in 24 countries.  In addition to sales revenues of 680 million Euros in Germany (including oncology unit), the company’s world-wide operations currently generate sales of 421 million Euros.  For more information, visit its website at www.ratiopharm.de.

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About Neose
Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins.  Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are GlycoPEG-EPO (NE-180), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).  It is expected that an investigational new drug application (IND) for NE-180 will be submitted to the U.S. Food and Drug Administration (FDA) during the second quarter of 2005.  In addition, it is expected that the equivalent of an IND will be submitted in an EU country by the end of 2005 for GlycoPEG-GCSF.

About GlycoPEGylation™
Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely linking various size PEG (polyethylene glycol) polymers to glycans that are remote from the protein’s active site, thereby preserving activity.  Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylation.

CONTACTS:

Neose Technologies, Inc.	BioGeneriX AG
A. Brian Davis	Klaus Maleck
Sr. Vice President	Chief Financial Officer
and Chief Financial Officer	49-621-875 56 0
Barbara Krauter
Manager, Investor Relations
(215) 315-9000
E-mail: info@neose.com

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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